Exhibit 99.1

FOR RELEASE: August 13, 2009 at 1:05 p.m. PT	INVESTOR CONTACT: Rob Campbell Nordstrom, Inc. (206) 303-3290
MEDIA CONTACT: Brooke White
Nordstrom, Inc.
(206) 373-3030
NORDSTROM REPORTS SECOND QUARTER 2009 EARNINGS
     SEATTLE, Wash. (August 13, 2009) — Nordstrom, Inc. (NYSE: JWN) today reported net earnings of $105 million, or $0.48 per diluted share, for the second quarter ended August 1, 2009. For the same quarter last year, Nordstrom reported net earnings of $143 million, or $0.65 per diluted share.
     Net sales in the second quarter were $2.14 billion, a decrease of 6.2 percent compared with sales of $2.29 billion during the same period in fiscal 2008. Second quarter same-store sales decreased 9.8 percent compared with the same period in fiscal 2008.
Second Quarter Summary
     The company’s second quarter typically is the second largest of the year in terms of net sales, containing three of the company’s five annual sales events: Half-Yearly Sale for Women and Kids, Half-Yearly Sale for Men, and the Anniversary Sale. For the second quarter, solid execution of the Anniversary sale combined with disciplined inventory and expense management allowed the company to exceed its earnings plans.
•	Full-line same-store sales in the second quarter decreased 12.3 percent and sales for Nordstrom Direct increased 3.5 percent compared with the same period in fiscal 2008. Sales performance during the Anniversary event was better than expected at negative 6.6 percent for full-line stores compared with the Anniversary event last year. For the second quarter, top-performing merchandise categories for full-line stores and Nordstrom Direct combined were Dresses, Kids’ Shoes and Apparel, and Fashion Jewelry, while the South and Mid-Atlantic regions were the top-performing geographic areas for full-line stores.

•	Nordstrom Rack continued its positive performance with a same-store sales increase of 0.8 percent in the second quarter compared with the same period in fiscal 2008.

•	Gross profit, as a percentage of net sales, decreased 106 basis points compared with last year’s second quarter. The decline was mostly attributable to the impact of fixed buying and occupancy expenses as a percentage of reduced sales. Merchandise margin, as a percentage of net sales, was flat compared to last year’s second quarter. Inventory levels remained aligned with the company’s sales trends. Quarter-end inventory per square foot was down 12 percent from the same period in the prior year, compared to sales per square foot down 11 percent.

•	Retail selling, general and administrative expenses decreased $14 million compared with last year’s second quarter, despite an additional $15 million in expenses from stores opened since the second quarter of 2008. The company opened 6 full-line stores and 11 Nordstrom Rack stores since the second quarter of 2008, increasing retail square footage by 1.2 million or 5.7 percent.

•	Credit selling, general and administrative expenses increased $20 million compared with last year’s second quarter primarily due to higher charge-offs.

Expansion Update
     In the third quarter of 2009, Nordstrom plans to open a 138,000-square-foot full-line store at Kenwood Towne Centre in Cincinnati, Ohio on September 25th. During the third quarter of 2009, Nordstrom also plans to open six Nordstrom Rack stores at the Shops of Southlake in Southlake, Texas; Arbor Lakes in Maple Grove, Minnesota; Beverly Connection in Los Angeles, California; Hastings Village in Pasadena, California; Westfield Oakridge in San Jose, California, and Gateway Center in Austin, Texas.
Fiscal Year 2009 Outlook
     The company is revising its outlook for the 2009 fiscal year to reflect the better than expected second quarter performance. For the 2009 fiscal year, Nordstrom expects earnings per diluted share in the range of $1.50 to $1.65, increased from the previous range of $1.25 to $1.50. The company’s revised expectations for fiscal 2009 are as follows:

Same-store Sales	9 percent to 12 percent decrease
Credit Card Revenue	$75 to $80 million increase
Gross Profit (%)	50 to 100 basis point decrease
Retail Selling, General and Admin. Expense ($)	$100 to $150 million decrease
Credit Selling, General and Admin. Expense ($)	$35 to $45 million increase
Total Selling, General and Admin. Expense (%)	80 to 100 basis point increase
Interest Expense, net	$20 to $25 million increase
Effective Tax Rate	36.5 percent to 37.0 percent
Earnings per Diluted Share	$1.50 to $1.65
Diluted Shares Outstanding	219 million
New Revolving Credit Facility
          Nordstrom plans to enter into a new three-year $650 million unsecured revolving credit facility to replace the existing $650 million unsecured revolving credit facility which matures in November 2010. The new facility is intended to be used for general corporate purposes and will mature in August 2012. The closing is subject to satisfaction of customary closing conditions, including documentation. The company has obtained commitments from lenders for the new revolving credit facility of $650 million, which it intends to complete later this week.
Conference Call Information
     The company’s senior management will host a conference call to discuss second quarter results at 4:45 p.m. Eastern Daylight Time today. To listen, please dial 630-395-0076 (passcode: NORD). A telephone replay will be available beginning approximately one hour after the conclusion of the call by dialing 203-369-0439 until the close of business on August 20, 2009. Interested parties may also listen to the live call over the Internet by visiting the Investor Relations section of the company’s corporate Web site at http://investor.nordstrom.com. An archived webcast will be available in the Webcasts section through November 11, 2009.
About Nordstrom
     Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers, with 175 stores located in 28 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 111 full-line stores, 61 Nordstrom Racks, two Jeffrey boutiques, and one clearance store. Nordstrom also serves customers through its online presence at http://www.nordstrom.com and through its catalogs. Nordstrom, Inc’s common stock is publicly traded on the NYSE under the symbol JWN.
Certain statements in this news release contain “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, anticipated financial outlook for the fiscal year ending January 30, 2010, anticipated annual same-store sales rate, anticipated store openings and trends in company operations. Such statements are based upon current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including but not limited to the impact of deteriorating economic and market conditions and the resultant impact on consumer spending patterns, the company’s ability to respond to the business environment and fashion trends, the company’s ability to safeguard its brand and reputation, effective inventory management, efficient and proper allocation of the company’s capital resources, successful execution of the company’s store growth strategy including the timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties, the company’s compliance with applicable banking and related laws and regulations impacting the company’s ability to extend credit to its customers, trends in personal bankruptcies and bad debt write-offs, availability and cost of credit, changes in interest rates, disruptions in the company’s supply chain, the company’s ability to maintain its relationship with vendors and developers who may be experiencing economic difficulties, the geographic locations of the company’s stores, the company’s ability to maintain its relationships with its employees and to effectively train and develop its future leaders, the company’s compliance with information security and privacy laws and regulations, employment laws and regulations and other laws and regulations applicable to the company, successful execution of the company’s information technology strategy, successful execution of the company’s multi-channel strategy, risks related to fluctuations in world currencies, weather conditions and hazards of nature that affect consumer traffic and consumers’ purchasing patterns, the effectiveness of planned advertising, marketing, and promotional campaigns, the company’s ability to control costs, and the timing and amounts of share repurchases by the company. Our SEC reports, including our Form 10-K for the fiscal year ended January 31, 2009, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS — 2nd Quarter
(unaudited; amounts in millions, except per share data)

	Quarter	Quarter
	ended	ended
	8/1/09	8/2/08
Net sales	$2,145	$2,287
Credit card revenues	87	72

Total revenues	2,232	2,359
Cost of sales and related buying & occupancy costs	(1,418)	(1,488)
Selling, general and administrative expenses:
Retail stores, direct and other segments	(531)	(545)
Credit segment	(77)	(57)

Earnings before interest and income taxes	206	269
Interest expense, net	(36)	(34)

Earnings before income taxes	170	235
Income tax expense	(65)	(92)

Net earnings	$105	$143

Earnings per share
Basic	$0.49	$0.66
Diluted	$0.48	$0.65

Weighted average shares outstanding
Basic	216.5	216.5
Diluted	218.8	219.5

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS — Year-to-Date
(unaudited; amounts in millions, except per share data)

	Six months	Six months
	ended	ended
	8/1/09	8/2/08
Net sales	$3,851	$4,166
Credit card revenues	173	142

Total revenues	4,024	4,308
Cost of sales and related buying & occupancy costs	(2,525)	(2,667)
Selling, general and administrative expenses:
Retail stores, direct and other segments	(978)	(1,038)
Credit segment	(169)	(107)

Earnings before interest and income taxes	352	496
Interest expense, net	(67)	(65)

Earnings before income taxes	285	431
Income tax expense	(99)	(169)

Net earnings	$186	$262

Earnings per share
Basic	$0.86	$1.21
Diluted	$0.86	$1.19

Weighted average shares outstanding
Basic	216.2	217.6
Diluted	217.9	220.6

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	8/1/09	1/31/09	8/2/08
Assets
Current assets:
Cash and cash equivalents	$519	$72	$92
Accounts receivable, net	2,102	1,942	2,045
Merchandise inventories	929	900	1,000
Current deferred tax assets, net	234	210	196
Prepaid expenses and other	67	93	65

Total current assets	3,851	3,217	3,398
Land, buildings and equipment, net	2,241	2,221	2,139
Goodwill	53	53	53
Other assets	195	170	219

Total assets	$6,340	$5,661	$5,809

Liabilities and Shareholders’ Equity
Current liabilities:
Commercial paper	$—	$275	$79
Accounts payable	884	563	724
Accrued salaries, wages and related benefits	232	214	226
Other current liabilities	541	525	514
Current portion of long-term debt	375	24	260

Total current liabilities	2,032	1,601	1,803
Long-term debt, net	2,260	2,214	2,234
Deferred property incentives, net	465	435	399
Other liabilities	226	201	244
Commitments and contingencies
Shareholders’ equity:
Common stock, no par value: 1,000 shares authorized; 216.4, 215.4, and 215.6 shares issued and outstanding	1,026	997	969
Retained earnings	340	223	181
Accumulated other comprehensive loss	(9)	(10)	(21)

Total shareholders’ equity	1,357	1,210	1,129

Total liabilities and shareholders’ equity	$6,340	$5,661	$5,809

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Six months	Six months
	ended	ended
	8/1/09	8/2/08
Operating Activities
Net earnings	$186	$262
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization of buildings and equipment, net	155	146
Amortization of deferred property incentives and other, net	(21)	(20)
Stock-based compensation expense	17	15
Deferred income taxes, net	(32)	(30)
Tax benefit from stock-based payments	1	2
Excess tax benefit from stock-based payments	(2)	(2)
Provision for bad debt expense	119	56
Change in operating assets and liabilities:
Accounts receivable	(143)	(138)
Merchandise inventories	(38)	(67)
Prepaid expenses and other assets	(13)	8
Accounts payable	324	161
Accrued salaries, wages and related benefits	18	(42)
Other current liabilities	39	(35)
Deferred property incentives	62	57
Other liabilities	25	(2)

Net cash provided by operating activities	697	371

Investing Activities
Capital expenditures	(196)	(295)
Change in accounts receivable originated at third parties	(133)	(174)
Other, net	—	1

Net cash used in investing activities	(329)	(468)

Financing Activities
(Payments) proceeds from commercial paper	(135)	79
Proceeds from long-term borrowings, net	399	—
Principal payments on long-term borrowings	(143)	(3)
Increase in cash book overdrafts	15	44
Proceeds from exercise of stock options	6	7
Proceeds from employee stock purchase plan	7	9
Excess tax benefit from stock-based payments	2	2
Cash dividends paid	(69)	(70)
Repurchase of common stock	—	(238)
Other, net	(3)	1

Net cash provided by (used in) financing activities	79	(169)

Net increase (decrease) in cash and cash equivalents	447	(266)
Cash and cash equivalents at beginning of period	72	358

Cash and cash equivalents at end of period	$519	$92

NORDSTROM, INC.
STATEMENTS OF EARNINGS BY SEGMENT
(unaudited; amounts in millions, except percentages)
Retail Stores, Direct and Other Segments
Our Retail Stores segment includes our full-line and Rack stores; our Direct segment includes our online store; and our Other segment includes our product development group and corporate center operations. The following tables summarize the combined results of our Retail Stores, Direct and Other segments for the quarter and six months ended August 1, 2009 compared with the quarter and six months ended August 2, 2008:

	Quarter ended 8/1/09		Quarter ended 8/2/08
	Amount	% of sales[1]	Amount	% of sales[1]
Net sales	$2,145	100.0%	$2,287	100.0%
Cost of sales and related buying & occupancy costs	(1,405)	(65.5%)	(1,473)	(64.4%)

Gross profit	740	34.5%	814	35.6%
Credit card revenues	—	N/A	(1)	N/A
Selling, general and administrative expenses	(531)	(24.7%)	(545)	(23.9%)

Earnings before interest and income taxes	209	9.8%	268	11.8%
Interest expense, net	(26)	(1.2%)	(21)	(0.9%)

Earnings before income taxes	$183	8.6%	$247	10.8%

	Six months ended 8/1/09		Six months ended 8/2/08
	Amount	% of sales[1]	Amount	% of sales[1]
Net sales	$3,851	100.0%	$4,166	100.0%
Cost of sales and related buying & occupancy costs	(2,500)	(64.9%)	(2,643)	(63.4%)

Gross profit	1,351	35.1%	1,523	36.6%
Credit card revenues	—	N/A	(1)	N/A
Selling, general and administrative expenses	(978)	(25.4%)	(1,038)	(24.9%)

Earnings before interest and income taxes	373	9.7%	484	11.7%
Interest expense, net	(47)	(1.2%)	(39)	(0.9%)

Earnings before income taxes	$326	8.5%	$445	10.7%

[1]	Subtotals and totals may not foot due to rounding.

NORDSTROM, INC.
STATEMENTS OF EARNINGS BY SEGMENT
(unaudited; amounts in millions)
Credit Segment
Our Credit segment earns finance charges and late fee income through operation of the Nordstrom private label and Nordstrom VISA credit cards. The following tables summarize the results of our Credit segment for the quarter and six months ended August 1, 2009 compared with the quarter and six months ended August 2, 2008:

	Quarter	Quarter
	ended	ended
	8/1/09	8/2/08
Credit card revenues	$87	$73
Interest expense	(10)	(13)

Net credit card income	77	60
Cost of sales — loyalty program	(13)	(15)
Selling, general and administrative expenses:
Operational and marketing expense	(25)	(27)
Bad debt expense	(52)	(30)

Earnings before income taxes	$(13)	$(12)

	Six months	Six months
	ended	ended
	8/1/09	8/2/08
Credit card revenues	$173	$143
Interest expense	(20)	(26)

Net credit card income	153	117
Cost of sales — loyalty program	(25)	(24)
Selling, general and administrative expenses:
Operational and marketing expense	(50)	(51)
Bad debt expense	(119)	(56)

Earnings before income taxes	$(41)	$(14)

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
We use various financial measures in our conference calls, investor meetings, and other forums which may be considered non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. The following disclosure provides additional information regarding our Adjusted Debt to EBITDAR as of August 1, 2009:
Adjusted Debt to EBITDAR is one of our key financial metrics, and we believe that our debt levels are best analyzed using this measure. Our goal today is to manage debt levels at a point which we believe will help us maintain an investment grade credit rating as well as operate with an efficient capital structure for our size, growth plans and industry. Investment grade credit ratings are important to maintaining access to a variety of short-term and long-term sources of funding, and we rely on these funding sources to continue to grow our business. We believe a higher ratio, among other factors, could result in rating agency downgrades. In contrast, we believe a lower ratio would result in a higher cost of capital and could negatively impact shareholder returns. As of August 1, 2009, our Adjusted Debt to EBITDAR was 3.0 compared to 1.9 as of August 2, 2008. The increase was primarily the result of a decrease in earnings before interest and income taxes for the 12 months ended August 1, 2009 compared with the 12 months ended August 2, 2008.
Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. In addition, Adjusted Debt to EBITDAR does have limitations:
•	Adjusted Debt is our best estimate of the total company debt we would incur if we had purchased the property associated with our operating leases;

•	EBITDAR does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments, including leases, or the cash requirements necessary to service interest or principal payments on our debt; and

•	Other companies in our industry may calculate Adjusted Debt to EBITDAR differently than we do, limiting its usefulness as a comparative measure.
To compensate for these limitations, we analyze Adjusted Debt to EBITDAR in conjunction with other GAAP financial and performance measures impacting liquidity, including operating cash flows, capital spending and net earnings. The closest GAAP measure is debt to net earnings, which was 8.1 and 4.0 for the second quarter of 2009 and 2008, respectively. The following is a reconciliation of debt to net earnings and Adjusted Debt to EBITDAR:

	2009[1]	2008[1]
Debt[2]	$2,635	$2,573
Add: rent expense x 8[3]	304	313

Adjusted Debt	$2,939	$2,886

Net earnings	325	640
Add: income tax expense	177	417
Add: interest expense, net	133	115

Earnings before interest and income taxes	635	1,172

Add: depreciation and amortization of buildings and equipment	311	278
Add: rent expense	38	39

EBITDAR	$984	$1,489

Debt to Net Earnings	8.1	4.0
Adjusted Debt to EBITDAR	3.0	1.9

[1]	The components of adjusted debt are as of August 1, 2009 and August 2, 2008, while the components of EBITDAR are for the 12 months ended August 1, 2009 and August 2, 2008.

[2]	Debt includes $79 of commercial paper borrowings outstanding as of August 2, 2008. There were no outstanding commercial paper borrowings as of August 1, 2009.

[3]	The multiple of eight times rent expense used to calculate adjusted debt is our best estimate of the debt we would record for our leases which are classified as operating if we had purchased the property.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
We use various financial measures in our conference calls, investor meetings, and other forums which may be considered non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. The following disclosure provides additional information regarding our free cash flow for the six months ended August 1, 2009 and August 2, 2008:
Free cash flow is one of our key liquidity measures, and we believe that our cash levels are more appropriately analyzed using this measure. Free cash flow is not a measure of liquidity under GAAP and should not be considered a substitute for operating cash flows as determined in accordance with GAAP. In addition, free cash flow does have limitations:
•	Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs; and

•	Other companies in our industry may calculate free cash flow differently than we do, limiting its usefulness as a comparative measure.
To compensate for these limitations, we analyze free cash flow in conjunction with other GAAP financial and performance measures impacting liquidity, including operating cash flows. The closest GAAP measure is net cash provided by operating activities, which was $697 and $371 for the six months ended August 1, 2009 and August 2, 2008. The following is a reconciliation of our net cash provided by operating activities and free cash flow:

	Six months	Six months
	ended	ended
	8/1/09	8/2/08
Net cash provided by operating activities	$697	$371
Less: Capital expenditures	(196)	(295)
Change in accounts receivable originated at third parties	(133)	(174)
Cash dividends paid	(69)	(70)
Add: Increase in cash book overdrafts	15	44

Free cash flow	$314	$(124)